Exhibit 23.1


                         Independent Auditors' Consent




The Board of Directors and Stockholders
Celgene Corporation:


We consent to incorporation by reference in the registration statement on Form S-3 of Celgene Corporation of our report dated February 27, 1997, relating to the balance sheets of Celgene Corporation as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Celgene Corporation and to the reference to our firm under the heading "Experts" in the prospectus.




                           /s/ KPMG Peat Marwick LLP



Short Hills, New Jersey
July 24, 1997